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                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549

                                                 -----------------


                                                     FORM 8-K


                                              Current Report Pursuant
                                           to Section 13 or 15(d) of the
                                          Securities Exchange Act of 1934


                                                   June 5, 1998
                Date of Report (Date of earliest event reported)


                                           SIERRA HEALTH SERVICES, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                                                      Nevada
                                  (State or Other Jurisdiction of Incorporation)


                        1-8865                                    88-0200415
               (Commission File Number)       (IRS Employer Identification No.)

                 2724 North Tenaya Way                         89128
                   Las Vegas, Nevada                             (Zip Code)
       (Address of principal executive offices)


                                                  (702) 242-7000
               Registrant's Telephone Number, Including Area Code



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NY03/61452.1

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Item 5.  Other Events

                  The Registrant's subsidiary HMO Texas, L.C. ("HMO Texas") entered into definitive agreements on June 5, 1998 to acquire the business and assets of Kaiser Foundation Health Plan of Texas, a 123,000-member health plan (the "Plan") operating in the Dallas-Fort Worth, Texas metropolitan area ("Kaiser") and Permanente Medical Association of Texas, a 150-physician medical group operating in that area ("Permanente").

                  The transactions have been approved by the Boards of Directors of Kaiser and the Registrant. Subject to applicable regulatory approvals and other closing conditions, the transaction is expected to close by the end of October.

                  Pursuant to the agreements, HMO Texas will pay Kaiser the negotiated price of $51.2 million at closing for the Plan's operations, and up to an additional $27 million over three years if the acquired businesses meet certain goals in growth and member retention as well as an additional $3 million if the purchased operation achieves a full one-year or longer non-provisional National Committee on Quality Assurance accreditation which is currently scheduled for July 1998. The purchase price may be adjusted by up to $3.5 million to reflect the actual premium yields for certain HMO members for the first calendar quarter of 1998. There are also other potential purchase price adjustments, for example as a result of certain decreases in HMO membership. Pursuant to the terms of the agreements, HMO Texas will also pay Kaiser $70 million for certain real property, and operating equipment. The purchase price is net $20 million in operating cost support to be paid by Kaiser in five quarterly installments following the close of the transaction. In addition, depending on the occurrence of certain losses, Kaiser may be required to provide up to an additional $2 million of cost support. HMO Texas will also pay $7.5 million for the assets of Permanente which it purchased.

                  The agreements include an Assumption Reinsurance Agreement under which the in-force HMO subscriber agreements of Kaiser will be transferred to, and will be reinsured and assumed by, HMO Texas (the "Kaiser Assumption
Agreement"). A related Indemnity Reinsurance Agreement provides for 100% coinsurance by Sierra Health and Life Insurance Company, Inc. ("SHL") of any subscriber agreement that cannot be assumed under the Kaiser Assumption
Agreement. The agreements also include an Insurance Assumption Reinsurance Agreement under which certain in-force point-of-service insurance policies ("POS Policies") written in conjunction with the Kaiser HMO business by Kaiser
Permanente Insurance Company, a Kaiser affiliate ("KPIC"), will be transferred to, and will be reinsured and assumed by SHL. There is also a related Indemnity Reinsurance Agreement between KPIC and SHL which

NY03/61452.1

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provides  for the 100%  coinsurance  by SHL of any POS  Policy  that  cannot  be assumed under the KPIC Assumption Agreement.

                  The agreements provide that HMO Texas will not assume certain liabilities of Kaiser and Permanente for malpractice or other litigation expenses relating to periods prior to closing. Initially, the purchases are to be financed principally by short-term bank debt.





NY03/61452.1

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                                                    SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                   SIERRA HEALTH SERVICES, INC.
                                                                   (Registrant)


Date: June 23, 1998                          Paul H. Palmer
                           --------------------------------
                                 Paul H. Palmer, Acting Chief Financial Officer

NY03/61452.1

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